EXHIBIT 99.1

CHARMING SHOPPES, INC. REVISES THIRD QUARTER AND FISCAL YEAR OUTLOOK; ANNOUNCES COMPLETION OF SHARE REPURCHASE PLAN AND COMMENCEMENT OF ADDITIONAL SHARE REPURCHASES

Bensalem, PA, October 11, 2007 - Charming Shoppes, Inc., (NASDAQ-CHRS), a leading multi-brand, multi-channel specialty apparel retailer specializing in women's plus-size apparel, today provided a revised earnings outlook for the third quarter ending November 3, 2007, and the fiscal year ending February 2, 2008.  The Company’s third quarter results are scheduled for release on Wednesday, November 21, 2007.  Additionally, the Company announced that it has completed its $80 - $100 million share repurchase program and plans to commence additional repurchases under an existing share repurchase authorization.

The Company has revised its net sales projections for the third quarter ending November 3, 2007 to a range of $685 - $690 million, compared to net sales of $695.3 million for the period ended October 28, 2006.  Previously, the Company had revised its projections for third quarter net sales to a range of $700 to $705 million.  The Company's current projections for third quarter net sales assume a mid to high single digit decrease in consolidated comparable store sales for the Company’s Retail Stores, compared to a 1% increase in consolidated comparable store sales in the corresponding period of the prior year.

For the third quarter ending November 3, 2007, the Company has revised its earnings projections, and now expects to operate at a break-even level of profitability, compared to diluted earnings per share of $0.15 for the corresponding period ended October 28, 2006.  Previously, the Company had projected diluted earnings per share for the third quarter in a range of $0.11 - $0.13.

Dorrit J. Bern, Chairman, Chief Executive Officer and President of Charming Shoppes, Inc. commented, “We are very disappointed with our current operating performance and our customers’ early response to our fall merchandise assortments.  However, as the leader in women’s specialty plus apparel, we remain confident in the continuing growth opportunities in our market, as well as our ability to gain market share and increase our relevance with our consumer, as we have done during the past several years.  While we are committed to executing our long-term growth strategy, we are today facing a number of challenges that are impacting our short-term results.  These challenges include continuing pressure on our consumers’ disposable income, unseasonably warm weather, and the lack of a current fashion driver in our industry.   Quarter-to-date, we have continued to experience downward trending store traffic levels and response rates at each of our brands as compared to the prior year, leading to a lower sell-through of merchandise than planned.  During this uncertain economic environment, we continue to identify opportunities to lessen the impact on our operating results, including reducing expenses, managing to lower inventory levels, and decreasing capital expenditures.”

For the fiscal year ending February 2, 2008, the Company has revised its projections for diluted earnings per share to a range of $0.45 - $0.50, compared to diluted earnings per share of $0.81 for the corresponding period ended February 3, 2007.  Previously, the Company had projected diluted earnings per share for the fiscal year ending February 2, 2008 in a range of $0.65 - $0.68.  The Company’s fiscal year 2008 projection includes an initial investment of approximately $10 million pretax ($6.4 million after tax, or $0.05 per diluted share) related to the launch of the Lane Bryant catalog during the fourth quarter of fiscal year 2008. The Company’s revised projection also assumes net sales in a range of $3.07 to $3.10 billion, compared to net sales of $3.07 billion for the 53-week period ended February 3, 2007. Previously, the Company had projected net sales for fiscal year 2008 in a range of $3.10 to $3.15 billion.  The Company’s current projection assumes low to mid single digit percentage decreases in consolidated comparable store sales for the Company’s Retail Stores, compared to a 1% consolidated comparable store sales increase in the prior year.

Providing an update on the Company’s share repurchase program, Bern said, “We have substantially completed our current share repurchase authorization of $80 - $100 million, having repurchased approximately 10.3 million shares at an average cost of $9.61 per share.  Year to date, we have repurchased a total of approximately 20.6 million shares.  Currently, approximately five million shares remain available for repurchase under a prior authorization from our Board of Directors.  We plan to begin repurchasing shares under that authorization effective immediately, and expect to complete this program during the remainder of our current fiscal year.”

Charming Shoppes, Inc. operates 2,425 retail stores in 48 states under the names LANE BRYANT®, FASHION BUG®, FASHION BUG PLUS®, CATHERINES PLUS SIZES®, LANE BRYANT OUTLETTM, and PETITE SOPHISTICATE OUTLETTM. Additionally, apparel, accessories, footwear and gift catalogs, including the following titles, are operated by Charming Shoppes’ Crosstown Traders:  Old Pueblo Traders, Bedford Fair, Willow Ridge, Lew Magram, Brownstone Studio, Regalia, Intimate Appeal, Monterey Bay Clothing Company, Coward Shoe and Figi's.

This release contains certain forward-looking statements concerning the Company's operations, performance, and financial condition. Such forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those indicated. Such risks and uncertainties may include, but are not limited to: the failure to implement the Company's business plan for increased profitability and growth in the Company's retail stores and direct-to-consumer segments, the failure to successfully implement the Company's expansion of Cacique through new store formats, the failure of changes in management to achieve improvement in the Company’s competitive position, the failure to successfully implement the Company's integration of operations of, and the business plan for, Crosstown Traders, Inc., adverse changes in costs vital to catalog operations, such as postage, paper and acquisition of prospects, declining response rates to catalog offerings, failure to maintain efficient and uninterrupted order-taking and fulfillment in our direct-to-consumer business, changes in or miscalculation of fashion trends, extreme or unseasonable weather conditions, economic downturns, escalation of energy costs, a weakness in overall consumer demand, failure to find suitable store locations, increases in wage rates, the ability to hire and train associates, trade and security restrictions and political or financial instability in countries where goods are manufactured, the interruption of merchandise flow from the Company's centralized distribution facilities, competitive pressures, and the adverse effects of natural disasters, war, acts of terrorism or threats of either, or other armed conflict, on the United States and international economies. These, and other risks and uncertainties, are detailed in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended February 3, 2007 and other Company filings with the Securities and Exchange Commission. Charming Shoppes assumes no duty to update or revise its forward- looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

CONTACT:	Gayle M. Coolick
Director of Investor Relations
(215) 638-6955